Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 14, 2024, relating to the consolidated financial statements of Group 1 Automotive, Inc. and subsidiaries (“Group 1 Automotive”) and the effectiveness of Group 1 Automotive’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Group 1 Automotive for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 1, 2024